UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                              Washington D.C. 20549


                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                               Commission File Number 33-37418

                        DIAGNOSTIC IMAGING SERVICES, INC.
               (Exact name of registrant as specified in charter)

    1516 Cotner Avenue, Los Angeles, California 90025; Telephone 310-479-0399 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          Common Stock, $.01 par value
            (Title of each class of securities covered by this Form)



Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


              Rule 12g-4(a)(1)(i)       X      Rule 12h-3(b)(1)(ii)
              Rule 12g-4(a)(1)(ii)             Rule 12h-3(b)(2)(i)
              Rule 12g-4(a)(2)(i)              Rule 12h-3(b)(2)(ii)
              Rule 12g-4(a)(2)(ii)             Rule 15d-6
              Rule 12h-3(b)(1)(i)

Approximate  number of holders of record as of the certification or notice date:
100

Pursuant to the requirements of Securities Exchange Act of 1934, Diagnostic Imaging Services, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: July 6, 1998                    DIAGNOSTIC IMAGING SERVICES, INC.




                                      By:/s/ Norman Hames
                                      -------------------
                                         Norman Hames, President


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